Exhibit 10.23

PERSONAL AND CONFIDENTIAL	November 30, 2006

Dear Sanjay,

I am very pleased to provide you with this letter confirming the verbal offer that I extended to you for the position of President, Kraft International Commercial located in Northfield, Illinois, USA. If you accept our offer, we have discussed our interest in you joining Kraft as soon as possible following the satisfaction of your mutually-agreed upon legal obligation to your current employer and subsequently relocating to Northfield, Illinois. This offer is contingent upon attaining the appropriate work authorizations in the United States. It is expected that your employment with Kraft will be announced early in the week January 22, 2007. This letter sets forth all of the terms and conditions of the offer.

Listed below are details of your compensation and benefits that will apply to this offer.

Annualized Compensation

Annual Base Salary	$700,000
Target Management Incentive Plan – (80%*)	$560,000
Target Cash Long-Term Incentive Plan – (125%*)	$875,000
Target Annual Equity Award (Restricted Stock)	$885,000

*	Target as a percent of base salary.

As of your effective hire date, you will be considered as a local US employee, compensated within the US salary structure and eligible for US benefits and incentive programs. As a local US employee, you will be responsible for payment of actual US federal and state taxes and Social Security, as required by law.

November 30, 2006

Annual Incentive Plan

You will be eligible to participate in the Kraft Management Incentive Plan (MIP), which is the Company’s annual incentive program. Your target award opportunity under the MIP is equal to 80% of your base salary. The actual amount you will receive may be lower or higher depending on your individual performance and the performance of Kraft Foods Inc. and Kraft International Commercial. Your 2007 award will be paid at a minimum of your target in February 2008. Your MIP eligibility will begin on your employment date.

Long-Term Incentive Plan

You will also be eligible to participate in the Long-Term Incentive Plan (LTIP), which is the Company’s executive long-term cash incentive program. The next LTIP performance cycle is scheduled to begin on January 1, 2007 and is scheduled to end on December 31, 2009. Your LTIP eligibility will begin on your employment date. Your target opportunity under the LTIP is equal to 125% of your cumulative base salary during the performance cycle. The actual amount you will receive may be lower or higher depending upon your individual performance and the performance of Kraft Foods Inc. during the performance cycle.

Stock Program

Also, you will be eligible to participate in the Company’s stock award program. Stock awards are typically made on an annual basis, with the next award anticipated to be granted in January 2007. Your 2007 stock award will be granted on the later of the annual stock grant date (anticipated at the end of January 2007) or your employment date. Your 2007 award will be no less than your target award of $885,000, if you are employed by March 1, 2007. If you begin employment after March 1, 2007, your stock award will be prorated based on your employment date. The actual amount you receive may be lower or higher depending on your individual performance. The current stock program design is to deliver 100% of equity value in the form of restricted stock with a three-year cliff vest. Award size is based on individual performance.

November 30, 2006

Sign-On Incentives

In recognition of the loss of short-term and long-term incentives from your previous employer, upon hire, you will receive one-time sign-on incentives in the form of cash and restricted stock as follows:

Cash Sign-On Incentive	$750,000 with two-year repayment agreement

Equity Sign-On Incentive	$750,000 restricted stock award to vest one-third each year over a three-year period

In consideration of the $750,000 cash sign-on incentive, you will be required to repay this amount if you voluntarily resign from Kraft or are involuntarily terminated for “cause” within the first two years from your date of employment. If, your employment with the Company ends due to involuntary termination for reasons other than cause, you will not be required to repay this amount. For your convenience, enclosed is the Special Bonus Agreement form. If you accept our offer, please complete the form, have it notarized, and return it to my attention as soon as possible.

Additionally, upon hire, you will receive a one-time restricted stock award valued at $750,000. If prior to full vesting of the shares granted per this offer letter, your employment with the Company ends due to involuntary termination for reasons other than cause, the value of the total number of unvested shares shall vest on the scheduled vesting dates. The number of shares that you will receive will be determined based upon the fair market value of Kraft Foods Inc. Common Stock on your date of hire. You will receive dividends on the shares during the vesting period consistent in amount and timing with that of Common Stock shareholders. The stock award will vest based on the following schedule:

Number of Shares	Vesting Date
One-third	1st anniversary from date of grant
One-third	2nd anniversary from date of grant
One-third	3rd anniversary from date of grant

For purposes of this offer letter, “cause” means: 1) continued failure to substantially perform the job’s duties (other than resulting from incapacity due to disability); 2) gross negligence, dishonesty, or violation of any reasonable rule or regulation of the Company where the violation results in significant damage to the Company; or 3) engaging in other conduct which materially adversely reflects on the Company.

November 30, 2006

The other terms and conditions set forth in Kraft’s standard Stock Award Agreement will apply.

Perquisites

You will be eligible for a company car allowance under the executive perquisite policy. The Company leases new company cars for business and personal use by executives. Under the policy, cars are leased for a three-year period. The company will provide you with a car with a maximum value of $45,000. You can invest your own funds if the value of the car exceeds $45,000. You will have an opportunity to purchase the car at the end of the lease period. You will be eligible for an annual financial counseling allowance of $7,500. You may use any firm of your choosing.

Stock Ownership Guidelines

You will be required to attain and hold Company stock equal in value to five times your base salary. You will have five years from your date of employment to achieve this level of ownership. Stock held for ownership determination includes common stock held directly or indirectly, unvested restricted stock or share equivalents held in the Company’s 401(k) plan. It does not include unexercised stock option shares.

Professional Services

You shall be reimbursed for your reasonable professional fees to complete the review of your employment arrangements with the Company.

As a local US employee, you will be responsible for payment of actual US federal and state taxes and Social Security, as required by law.

Kraft will provide for preparation of your tax returns for two years after you arrive in the US (i.e., US tax years 2007 and 2008) through KPMG, the Company’s current tax services provider for employees on an international assignment.

Other Benefits

Your offer includes Kraft’s comprehensive benefits package available to full-time salaried employees. This benefits package is described in the enclosed Kraft Benefits Summary brochure. You will be eligible for four weeks of vacation. In addition, you are eligible for ten designated holidays and two personal days.

November 30, 2006

Kraft will commit to applying for an appropriate work visa for you. Our commitment includes the use of Kraft-selected immigration attorneys and payment of all associated costs and fees. Kraft will also commit to applying for permanent residency status on your behalf as soon as possible in line with the current immigration laws of the United States. If you resign from Kraft prior to receipt of your permanent residency status, you will be fully responsible for all costs associated with your required departure from the United States. In the event that your employment is involuntarily terminated prior to receipt of your permanent residency status, Kraft will reimburse the cost of return flights for you and your family and the costs to move your personal goods to either the United Kingdom, Holland or New Zealand.

You will be a U.S. employee of Kraft Foods and your employment status will be governed by and shall be construed in accordance with the laws of the United States. As such, your status will be that of an “at will” employee. This means that either you or Kraft is free to terminate the employment relationship at any time, for any reason. If your employment with the Company ends due to an involuntary termination other than for cause, you will receive severance arrangements no less favorable than those accorded recently terminated senior executives of the Company. Any severance arrangement the Company offers will ensure that you remain on the Company’s payroll in the U.S. for a period of no less than six months to ensure you have a maximum flexibility to determine your employment/residency options following your separation from Kraft.

This offer is contingent upon successful completion of our pre-employment checks, which may include a background screen, reference check, and post–offer drug test pursuant to testing procedures determined by Kraft.

This offer of employment will expire on December 1, 2006 or some later date to be mutually agreed upon. If you accept our offer, please indicate your acceptance by signing below and returning a copy of this letter by fax.

November 30, 2006

I look forward to your favorable response to our offer.

Sincerely,

/s/ Karen J. May
Karen J. May
Executive Vice President, Global Human Resources

I accept the offer as expressed above.

/s/ Sanjay Khosla	1st December 2006
Signature	Date

Enclosure:	Kraft Foods Benefits Summary
Restricted Stock Agreement
Special Bonus Agreement Form